Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Petros Pharmaceuticals, Inc. on Form S-1 (No.’s 333-261043, 333-261618, and 333-262038), Form S-3 (No.’s 333-273935 and 333-279116), and S-8 (No.’s 333-268961 and 333-252339) of our report dated April 15, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Petros Pharmaceuticals, Inc. as of and for the year ended December 31, 2025, which report is included in this Annual Report on Form 10-K of Petros Pharmaceuticals, Inc. for the year ended December 31, 2025.

/s/ HTL International, LLC

Houston, Texas

April 15, 2026